Exhibit 99

Press Release

Titan Corporation Appoints KPMG as Auditor

SAN DIEGO, CA —April 15, 2002 — The Titan Corporation (NYSE: TTN) today announced that its Board of Directors has appointed KPMG as the company’s independent accountants for 2002.  The company will propose ratification of the selection of KPMG by Titan stockholders at the company’s annual meeting on May 16, 2002.  This appointment concludes a rigorous selection process that was part of Titan’s annual formal review of auditing services.

Prior to the selection of KPMG, Arthur Andersen had served as Titan’s independent accountants since 1981.  “We have the utmost regard for our Arthur Andersen audit team and greatly value the professional services provided by them over the years.  However, as a result of the current uncertainties at Arthur Andersen, we believe it is in the best interest of Titan and our shareholders to retain KPMG as our auditors at this time,” said Gene Ray, Titan’s Chairman, President, and CEO.

Headquartered in San Diego, The Titan Corporation creates, builds and launches technology-based businesses, offering innovative technical solutions.  For more than 20 years, Titan has provided comprehensive information systems solutions and services to the Department of Defense and intelligence agencies.  Today, three of Titan’s four core businesses develop and deploy communications and information technology solutions and services for both government and commercial customers. In addition, Titan’s subsidiary SureBeam (Nasdaq: SURE) markets the leading technology for the electronic irradiation of food products and Titan is continually identifying promising technologies suitable for commercialization. The company has 10,000 employees and annualized sales of approximately $1.3 billion.

Media Contact:  Wil Williams, Vice President Corporate Communications (858) 552-9724 or "mailto:wwilliams@titan.com">wwilliams@titan.com
Investor Relations Contact: Rochelle Bold, Vice President Investor Relations (858) 552-9400 or invest@titan.com
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